Exhibit 99.1

PRESS RELEASE
For immediate release
Contact: Bryna Butler, 740-578-3400, bsbutler@ovbc.com

Ohio Valley Banc Corp. Joins Russell 3000 Index

GALLIPOLIS, Ohio  – Ohio Valley Banc Corp. [Nasdaq: OVBC] is set to join the broad-market Russell 3000® Index at the conclusion of the Russell indexes annual reconstitution, effective after the US market opens today, June 26.

Annual reconstitution of Russell's U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization.  Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means Ohio Valley Banc Corp. is also included in the small-cap Russell 2000® Index as well as appropriate growth and value style indexes.  Russell determines membership for its indexes primarily by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.  Approximately $8.4 trillion in assets are benchmarked against Russell's US indexes. The annual Russell reconstitution is usually one of the most highly-anticipated and heaviest trading days in the U.S. equity market, as asset managers seek to reconfigure their portfolios to reflect the composition of Russell's indexes.  As such, the trading in Ohio Valley Banc Corp.'s shares has been volatile and heavy as many of these shares were purchased by or for Russell Index mutual funds, which are required to own the shares of the newly added companies when the Index is reconstituted.

Ohio Valley Banc Corp. common stock is traded on The NASDAQ Global Market under the symbol OVBC. The holding company owns subsidiaries: Ohio Valley Bank, with 19 offices in Ohio and West Virginia; Loan Central, with six consumer finance offices in Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.